Exhibit 10.1

Joint Venture Framework Agreement

By and Between

Shanxi Meijin Energy Group Co., Ltd.
and
General Steel Holdings Inc.

May 13, 2010

THIS JOINT VENTURE FRAMEWORK AGREEMENT  (the “Agreement”) is made effective as of the 13th day of May, 2010 between Shanxi Meijin Energy Group Co., Ltd. (“Meijin Energy”) and General Steel Holdings, Inc. and any of its nominees or subsidiaries it nominates to effectuate the purposes of this Agreement (“General Steel”)  (each a “Party” and together the “Parties”).

WHEREAS, the Parties have entered into an agreement to work together to create a joint venture; and

WHEREAS, the purposes of the joint venture shall be to integrate and expand Shanxi Meijin Iron and Steel Co., Ltd (“Meijin Steel”) which is owned by Meijin Energy.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GENERAL PROVISIONS

The Parties enter this Agreement in accordance with the "Law of Establishing Joint Venture by Chinese and Foreign Investment in the People’s Republic of China (“PRC”)" and other relevant published laws and regulations of China.

The purposes of the joint venture shall be to integrate and expand Meijin Steel which is owned by Meijin Energy. Meijin Steel is located in Xigaobai village, Dongyu town, Qingxu county, Shanxi province. After the integration, Meijin Steel will reach a comprehensive production capacity of 3 million tons annual capacity of crude steel .

2. NOTICE

2.1 Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this section or at such other address as either party shall specify in writing.  Such notice shall be deemed given: upon personal delivery; if sent by telephone facsimile, upon confirmation of receipt; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

For Shanxi Meijin Energy Group Co., Ltd:
Legal Representative: Yao Ju Huo
Meijin North Avenue No. 2,
Qingxu county, Taiyuan city, Shanxi province
China

For General Steel Holdings:
Chairman and CEO: Yu Zuo Sheng
Room 2315, Kun Tai International Mansion Building,
Yi No 12, Chaoyangmenwai Ave.,
Chaoyang District, Beijing 100020
China

General Steel is a U.S.-listed company, incorporated in the United States. Headquartered in Beijing, General Steel manages and operates a number of Chinese steel subsidiaries reaching a comprehensive production capacity 6.3 million tons of steel annually. General Steel’s subsidiaries are located in Shaan’xi, Inner Mongolia Autonomous Region and the Tianjin municipality, and operate directly under the Central Government and Guangdong province, producing and processing a variety of steel products.

2.2 Joint Venture

In accordance with the "Law of Establishing Joint Venture by Chinese and Foreign Investment in the People’s Republic of China" and other relevant published laws and regulations of China, the Parties agree to establish a Joint Venture Limited Liability Company (hereinafter referred to as "Joint Venture" or “JV”) in Shanxi, China.

The name of the Joint Venture shall be: Shanxi Meijin Iron and Steel Co., Ltd. and the legal address of the Joint Venture will be located at Xigaobai village, Dongyu town, Qingxu county, Shanxi province, Peoples’ Republic of China. All activities of the Joint Venture in China shall be governed by the laws, decrees and relevant rules and regulations of the People's Republic of China.

The Joint Venture shall be organized as a limited liability company. Except as may be claimed by one Party against the other Party (but not any third parties) under Section 14 (as limited by Section 20), the liability of each Party is limited to making contribution to the registered capital in accordance with Section 5 of this Agreement, including each Party's stake in all other capital increases calculated in compliance with the Chinese regulations, and is further limited pursuant to Section 20 of this Agreement.

3. REGISTERED CAPITAL AND OWNERSHIP

Meijin Energy shall retain forty five percent (45%) of the ownership interest in the Joint Venture and General Steel shall own fifty five percent (55%) of the ownership interest in the Joint Venture. General Steel will contribute RMB440 million (approximately $64,700,000) in cash or stock to purchase its fifty five percent (55%) of the ownership interest in the Joint Venture which is currently 100% owned by Meijin Energy. Meijin Energy will contribute facilities, inventory, equipment and land usage rights with an aggregate value equal to RMB360 million (approximately $52,936,364) for its forty five percent (45%) of the ownership interest in the Joint Venture.

4. PURPOSES, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

The purposes of the Joint Venture are to integrate and expand Meijin Steel owned by Meijin Energy such that the Joint Venture will then own Meijin Steel and have the expectation that the Joint Venture will reach a comprehensive production capacity of 3 million tons annual capacity of crude steel annually after being integrated.

5. RESPONSIBILITIES OF THE PARTIES

5.1 The responsibilities of Meijin Energy include being compliant and cooperative with audits and the asset evaluation required for listed companies and effectively working together with the staff dispatched by General Steel for equipment checking and testing. In addition, Meijin Energy shall guarantee the consumption of water, electricity, natural gas, coke, fine iron ore, lime, as well as transport methods, all at levels to be established from time to time in the reasonable discretion of General Steel, and shall ensure that the supply prices are under the market prices.

5.2  The responsibilities of General Steel shall include providing financial support to the Joint Venture deemed necessary by General Steel in accordance with this Agreement or as otherwise agreed upon by the Parties, appointing a CFO to provide assistance in adapting the financial principles to the requirements of U.S.-listed companies and assisting the Joint Venture to reach production capacity goals.

6. SALES OF PRODUCTS

The products of the Joint Venture shall be sold throughout the People's Republic of China without geographic restriction and may be sold by the Joint Venture directly or by appropriate distributors. The sales methods and prices shall be determined by the General Manager (as defined below) following the recommendation of the board of directors taking into account domestic market conditions, competitiveness of the products and the economic situation of the Joint Venture. The General Manager of the Joint Venture shall be free to determine prices of and sell its products.

7. BOARD OF DIRECTORS

7.1 A board of directors (the “Board”) shall be established by the Joint Venture within one month after the date the Joint Venture is issued a Business License.

7.2 The Board shall consist of five (5) directors. Among of the five directors, Meijin Energy will appoint two (2) directors and General Steel will appoint three (3) directors. In the event that any director resigned or is removed, the Party that appointed said director shall have the right to appoint a replacement.

7.3 The Board shall approve all major actions concerning the Joint Venture. In reaching decisions the board of directors shall consult the participants and shall strive for equitable and mutually beneficial results. All actions that require approval from the board of directors shall be approved by at least four fifths of the members of the Board.

In addition, the following actions will require the unanimous approval of all the members of the Board:

a. Amending of the articles of association of the joint venture;
b. Terminating, dissolving or winding down of the Joint Venture;
c. Increasing the registered capital of the Joint Venture;
d. Transferring ownership of the Joint Venture; or
e. Merging the Joint Venture with another organization.

7.4  The Board shall have a chairman (the “Chairman”) and a vice chairman (the “Vice Chairman”) each of whom shall be elected by a majority of the Board.  The Chairman shall be the legal representative of the joint venture and shall serve in that capacity until his or her resignation or at least the majority of the Board elects his or her successor or replacement.  In the event the Chairman be unable to exercise his responsibilities, he should authorize the Vice Chairman to represent the Joint Venture.    The Board, if acting pursuant to action approved by the majority of the Board,  shall have the power to remove and replace the Chairman or Vice Chairman at anytime.

7.5  The board of directors shall convene for at least one meeting every year. The meeting shall be called and presided over by the Chairman. The general manager and the deputy general manager (as defined below) shall have the right to attend the meeting. A Board meeting shall be held at a site as agreed upon by the Parties to the Joint Venture. The Chairman shall convene an interim meeting to vote on any proposal brought forth by more than one fifth of the directors. Minutes of every Board meeting shall be kept and shall be put on the books and records of the Joint Venture.  The directors shall have the power to assign their powers to a designated representative who shall then be able to act on behalf of that director.

7.6  An action approved by written consent of the board of directors shall have the same validity as an action approved during an official board meeting.

8. BUSINESS MANAGEMENT ORGANIZATION

8.1 The Joint Venture shall have a general manager (the “General Manager”) and a deputy general manager (the “Deputy General Manager”), each of whom shall be elected by a majority of the Board and  who shall be responsible for its daily management as described in Section 8.2 below.

8.2 The responsibilities of the General Manager shall include carrying out the decisions of the board and organizing and directing the daily management of the Joint Venture in accordance with the provisions of this Agreement and the articles of association. The Deputy General Manager shall assist the General Manager in such duties. In addition, there shall be department managers who will be responsible for the work in the departments of production, technology, business operation, finance and administration.  In addition, the department managers shall be responsible for matters assigned by the General Manager and the Deputy General Manager and shall report to them. The General Manager shall attend the annual Board meeting, oversee the yearly budget,  appoint the department managers and determine their salaries.

8.3 The General Manager and Deputy General Manager shall work exclusively for the Joint Venture and shall not or act on behalf of any other organization except that either of them may be an officer, director or employee of other Party. The board of directors shall have the power to terminate the General Manager and the Deputy General Manager.

9. LABOR MANAGEMENT

9.1 Policies relating to matters such as the total number of workers, recruitment, terminations, wages, welfare, benefits, labor insurance, bonuses and labor discipline shall be determined by the General Manager in accordance with Labor Law of the "People's Republic of China Administration on Labor Management of Foreign Investment Enterprises Provisions" and other promulgated relevant PRC laws and regulations, the policies stipulated by the board of directors, and the financial conditions of the Joint Venture.

9.2 The General Manager, acting on behalf the Joint Venture, will sign individual labor contracts with each of its employees. Each labor contract shall include type of work, technical ability and wages of such employee according to the framework duly approved by the board of directors and shall be filed for reference at the local labor management department.

9.3 The labor contracts of all staff and workers likely to receive Confidential information and/or particular training from the Joint Venture or from General Steel shall include, in addition to confidentiality clauses, non-competition clauses pursuant to which an employee shall not be entitled to work for any organization in the same field as the joint venture or any of the Parties for a period of two (2) years after leaving the Joint Venture.

10. TAXES, FINANCE, AUDIT AND PROFIT DISTRIBUTION

10.1 The Joint Venture shall pay various taxes in accordance with relevant Chinese laws and regulations

10.2 Employees of the Joint Venture shall be responsible for paying their own individual income tax or personal income adjustment tax in accordance with relevant PRC laws and regulations. Expatriate employees of the Joint Venture can remit their money abroad after paying taxes in the PRC.

10.3 In accordance with the "Laws of the People's Republic of China on the Joint Ventures using Chinese and Foreign Investment," allocations shall be made for a reserve fund, an enterprise expansion fund, bonuses and welfare funds for the staff and workers.  Such allocations shall be determined by the board of directors each year taking into account the economic situation of the Joint Venture and its after tax profit but at no time shall the total of these funds exceed eight percent (8%) of the total profit of the Joint Venture.

10.4 Accounting for the Joint Venture shall be performed in accordance with the "Regulations of the People's Republic of China on the Financial Administration for Foreign Investment Enterprises" and the "Accounting System for the Foreign Investment  Enterprises." The fiscal year of the Joint Venture shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in Chinese, provided that any such documents shall be translated into English upon request by General Steel. Monthly, quarterly and annual financial reports shall be prepared in both Chinese and in English and submitted to the board of directors.

10.5 The Joint Venture shall engage an accountant registered in China mutually agreed upon by both Parties to conduct its annual financial audit and examination and to provide a report for submission to the board of directors and the General Manager. In the event that General Steel considers it necessary, a foreign auditor may be engaged to conduct a separate annual financial audit.

10.6 All disbursements shall be signed by the General Manager or his authorized agent.

11. TERM OF THE JOINT VENTURE

11.1 Subject to Section 14, the term of the Joint Venture shall be 30 years from the date a business license is issued to the Joint Venture. The term can be extended with notice by either party six months prior to the 30 year termination date, subject to the approval by the board of directors pursuant to Section 7.3 above.

12. DISPOSAL OF ASSETS UPON LIQUIDATION OF THE JOINT VENTURE

12.1 Upon termination of the Joint Venture, a liquidation shall be carried out according to relevant laws and regulations. The liquidated assets shall be distributed pro rata to the capital contribution made by the Parties.

13. INSURANCE

13.1 The Joint Venture shall maintain appropriate insurance policies with an insurance company in PRC. The types, value and duration of insurance shall be decided by the board of directors in accordance with the insurance standards in the PRC. The Joint Venture shall maintain insurance for all staff and workers in conjunction with the local labor management department.

14. AMENDMENT, ALTERATION AND TERMINATION OF CONTRACT

14.1 This Agreement may only be amended by written agreement signed by the Parties.

14.2 The Joint Venture and this Agreement may be terminated prior to the end of the term upon a unanimous vote of the board of directors subject to any required approval of any approval authority. In the event of such termination, the registration of the Joint Venture shall be canceled at the original registration office. The Joint Venture may be terminated prior to end of the term in the event that both Parties agree that termination of the Joint Venture is the mutual and the best interest of the Parties.

14.3 If either Party is unable to fulfill its obligations under this Agreement and the articles of association and as a result the Joint Venture cannot continue its normal business or cannot reach goals set forth in this Agreement, then the Agreement shall have been deemed to be breached by that Party.  In the event of a breach, the breaching Party shall have thirty (30) days to cure such breach after it receives notice from the non-breaching Party. In the event a breach goes uncured for thirty (30) days after notice, the non-breaching Party shall have the right to claim damages and terminate this Agreement. Alternatively, in the event of a breach that is not cured within thirty (30) days of notice, the non-breaching Party shall have the right to continue the business and be compensated for any economic damages as a result of such breach and the non-breaching party shall have the right to purchase the ownership interest of the breaching Party for the fair market value as determined by the Parties or pursuant to Section 17 below.

14.4 Approval of all Parties shall be required for the Joint Venture to merge with or acquire another entity.

15. FORCE MAJEURE

15.1 Should the performance of this Agreement be directly affected or should it become impossible for either Party to perform its obligations under this Agreement as a result of a force Majeure event such as earthquake, typhoon, flood, fire, war, civil disorder, unforeseeable events where the occurrences and consequences are unpreventable and unavoidable without limitation, the Party affected by such event shall notify the other Party by telephone, e-mail, telegram or facsimile without any delay and, within fifteen (15) days  thereafter, provide detailed information on such event and a valid certification document providing evidence for such Party's inability to perform all or part of this Agreement or its delay of the performance.

15.2 If possible, the certification document shall be issued by a notary public office at the location where the force Majeure event occurs. The non-affected party shall decide whether to terminate this Agreement or to waive part of the obligations to be performed under this Agreement or to delay the performance of this Agreement.

16. APPLICABLE LAW

16.1 The execution, validity, interpretation and performance of this Agreement and dispute resolution under this Agreement shall be governed and protected by the laws of the PRC.

17. DISPUTE RESOLUTION

17.1 Any disputes arising from the execution of or in connection with this Agreement  shall first be settled through friendly discussions between the Parties. In the event that no settlement can be reached through discussions, the dispute shall be first submitted to the China International Economic and Trade Arbitration Commission for conciliation. If no settlement can be reached within 90 days after the beginning of this procedure, the claim will be submitted and settled through the rules and the procedure of the International Chamber of Commerce (Paris). The arbitration will be held in Paris, France, the English language will be used, and any decision shall be final and unappealable by the losing Party. The arbitration fee shall be borne by the losing Party.

17.2 While a dispute, controversy or claim arising out of or in connection with this  Agreement is being resolved either through friendly consultation or through arbitration, the Parties shall not hinder or affect the performance of their obligations hereunder, other than those in dispute, so as to ensure the smooth operation of the Joint Venture to the greatest extent possible.

18. LANGUAGE

18.1 This Agreement is written in Chinese and English and both languages are equally authentic.

19. EFFECTIVENESS OF AGREEMENT AND MISCELLANEOUS

19.1  The business licenses and board resolutions approving the Joint Venture Agreement (the “Annexes”) shall be integral parts of this Agreement. In the event of any discrepancy between this Agreement and any other agreement, the provisions of this Agreement shall prevail.

19.2  This Agreement and the agreements referenced in Section 19.1 above shall become effective subject to the successful purchase of a production line and upon approval by any necessary approval authority.

19.3  This Agreement, together with its Annexes, constitute the entire agreement of the Parties with respect of the subject matters hereof and shall supersede all prior agreements between the Parties with respect to the matters hereof.

19.4  The Parties shall take all such efforts to carry out the purposes of this Agreement and its Annexes. Neither Party shall take any action that might have an adverse competitive effect or adverse consequence on the operation of the Joint Venture without first getting approval from the other Party.

19.5  Any waiver by either Party at any time of a breach of any term or provision of this Agreement shall not be construed as a waiver by such a Party of any subsequent  breach, its rights to such term or provision, or any of its other rights hereunder.

19.6  If any one or more of the provisions contained in this Agreement or the Annexes hereto shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity legality and enforceability of the remaining provision contained herein or therein shall not in any way be affected or impaired.

19.7  Unless otherwise specifically provided, notices or other communications to either Party required or permitted hereunder shall be: (a) personally delivered; (b)  transmitted by postage prepaid registered airmail or by international courier; or (c) transmitted by telex or facsimile with answer-back or followed by registered airmail or air courier.

19.8 This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.  Each Party hereto shall receive one original in both Chinese and English.

20. LIMITATIONS OF LIABILITY

20.1 IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST RECORDS OR DATA, INCREASED EXPENSE OR COSTS, EVEN IF THE POSSIBILITY OF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.

20.2  NO ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE ARISING UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN TWELVE (12) MONTHS AFTER THE CAUSE OF ACTION OCCURS.

21. CONFIDENTIALITY

21.1  The Parties agree not to disclose to any third party information relating to the other parties, their agents, or their clients, if such information could reasonably be construed as confidential. For the purpose of this paragraph, “Confidential Information” includes, but is not limited to, (including tangible, intangible, and oral and written) (a) any technical, or business information, designs, inventions, manufacturing technique, process, experimental work, program, software or trade secret relating to products, systems, equipment, services, sales, client lists, research or business of the Parties, their members or subsidiaries; (b) documents marked "Confidential"; and (c) documents, plans, prints, tapes, disks, and other material containing any of the foregoing.

21.2  The Parties shall safeguard the Confidential Information using at least as great a degree of care as each uses to safeguard its own most confidential information (but in no event, less than a reasonable degree of care) so that no unauthorized person shall have access to it, and that no unauthorized persons shall have access to make copies of the Confidential Information. Without limitation of the foregoing, the Parties shall advise the other party immediately in the event that it learns or has reason to believe that any person who has had access to the Confidential Information has violated or intends to violate the terms of this Agreement, and the Parties shall, at their own expense, cooperate with the injured party in seeking injunctive or other equitable relief against any such person.

22. CONDITIONS TO DEFINITIVE AGREEMENT

The Parties hereby acknowledge and agree that this Agreement is intended to set forth the preliminary terms of the Joint Venture that is anticipated to be consummated hereunder and that following the receipt and review of a written appraisal and related due diligence materials pertaining to Meijin Steel and satisfactory to General Steel, the Parties will execute a definitive agreement that shall establish the final terms and provisions to consummate and govern the Joint Venture.

[Signature page to follow]

Shanxi Meijin Energy Group Co., Ltd.		General Steel Holdings, Inc.

Signature:	/s/ Yao Jun Huo	Signature:	/s/ Zuosheng Yu

By:	Yao Jun Huo	By:	Zuosheng Yu
	(Print Name)		(Print Name)

Title:	Legal Representative	Title:	Chairman and CEO

Address:	Meijin North Avenue No. 2	Address:	Room 2315, Kun Tai International Mansion Building
	Qingxu County, Taiyuan City		Yi No 12, Chaoyangmenwai Ave.
	Shanxi Province, China		Chaoyang District, Beijing 100020
China